Exhibit 99.2

CONSENT OF EVERCORE GROUP, L.L.C.

January 9, 2013

M&T Bank Corporation

One M&T Plaza

Buffalo, NY 14203

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 27, 2012, to the Board of Directors of M&T Bank Corporation (“M&T”) as Appendix C to, and reference thereto under the captions “SUMMARY—M&T Financial Advisor”, “THE MERGER—Opinion of M&T’s Financial Advisor”, “THE MERGER—Background of the Merger” and “M&T SPECIAL MEETING OF SHAREHOLDERS—Recommendation of the M&T Board of Directors and Reasons for the Merger” in, the joint proxy statement/prospectus included in Amendment No. 1 to the Registration Statement on Form S-4 filed by M&T with the U.S. Securities and Exchange Commission on January 9, 2013 (the “Registration Statement”) and relating to the proposed merger involving M&T and Hudson City Bancorp, Inc. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), joint proxy statement/prospectus or any other document, except in accordance with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, EVERCORE GROUP, L.L.C.

/s/ Mark H. Burton
Mark H. Burton Senior Advisor